Exhibit 99.2

AMENDMENT NO. 1
TO THE
ERA GROUP INC.
2013 EMPLOYEE STOCK PURCHASE PLAN
THIS AMENDMENT NO. 1 TO THE ERA GROUP INC. 2013 EMPLOYEE STOCK PURCHASE PLAN (this “Amendment”) is made by Era Group Inc. (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Era Group Inc. 2013 Employee Stock Purchase Plan (the “Plan”) to increase the number of shares authorized for award under the Plan; and
WHEREAS, the Board approved this Amendment on September 15, 2016;
WHEREAS, in order to comply with the applicable provisions of the Code, this Amendment shall be submitted to the stockholders of the Company for approval prior to September 14, 2017.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.    Section 4.01 of Article IV of the Plan shall be replaced in its entirety with the following:
(a) The number of shares of common stock of the Company ("Shares") available for issuance under the Plan shall be 400,000 Shares with respect to the ten years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder.
(b) The maximum number of Shares that may be purchased by you during any Offering Period (as defined in Section 4.02 below) will be 4,000 Shares.
2.    Section 9.01 of Article IX of the Plan shall be replaced in its entirety with the following:
Subject to Section 423 of the Code and the regulations promulgated thereunder, the Board of Directors of the Company may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the number of Shares subject to purchase under the Plan shall not be increased without approval of the Company’s shareholders if such approval is required by the stock exchange listing requirements applicable to the Company at the time of such increase.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.
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ERA GROUP INC.

_/s/ Shefali Shah______
Name:    Shefali Shah

Title: Senior Vice President, General Counsel & Corporate Secretary